                                                                      Exhibit 10

                                                                      Exhibit 10
                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


April 10, 1997


The Needham Funds, Inc.
445 Park Avenue
New York, New York  10022

Re:      Registration Statement on Form N-1A
         Securities Act File No. 33-98310
         Investment Company Act File No. 811-9114

Gentlemen:

         This will refer to the Registration Statement under the Securities Act of 1933 (File No. 33-98310) and Investment Company Act of 1940 (File No. 811-9114), filed by The Needham Funds, Inc. (the "Fund"), a Maryland corporation, with the Securities and Exchange Commission and the further amendments thereto (the "Registration Statement"), covering the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of the Fund (the "Shares").

         As counsel to the Fund, we have examined such documents and reviewed such questions of law as we deem appropriate. On the basis of such examination and review, it is our opinion that the Shares have been duly authorized and, when issued, sold and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Counsel and Independent Auditors" in the Prospectus filed as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                                  Very truly yours,


                                                  /s/Fulbright & Jaworski L.L.P.